UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 6, 2021
_________________________
GoHealth, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-39390	85-0563805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

214 West Huron St.		60654
Chicago,	Illinois
(Address of principal executive offices)		(Zip Code)
(312) 386-8200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	GOCO	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 6, 2021, GoHealth, Inc. (the “Company”) announced the appointment of Vance Johnston to serve as the Company’s Chief Financial Officer, effective December 7, 2021 (the “CFO Effective Date”), and will function as the Company’s principal financial and principal accounting officer. As previously announced, Travis Matthiesen, the Company’s Chief Financial Officer, will move into the role of Chief Transformation Officer upon the CFO Effective Date.
Prior to joining the Company, Mr. Johnston, age 52, was Executive Vice President and Chief Financial Officer of IAA, Inc., a publicly traded global technology and auto services company. He held this position from April 2019 until September of 2021. Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer of SP Plus, Inc., a publicly traded business services company, from March 2014 until April 2019.
The Company has entered into an employment agreement with Mr. Johnston (the “Employment Agreement”), with terms similar to those provided to other Company executive officers. The initial term of Mr. Johnston’s employment under the Employment Agreement is three years, which may be extended for successive one-year terms. Pursuant to the Employment Agreement, Mr. Johnston’s initial annual base salary is $450,000 and his annual cash incentive bonus commencing in fiscal 2022, which is payable based upon attainment of individual and Company performance goals, is targeted at 90% of base salary. In addition, upon approval by the Board, Mr. Johnston will receive an initial equity grant valued at $2,000,000, one-half of which will be granted in the form of restricted stock units and the other half in the form of stock options (the “Initial Equity Awards”). One-third of each Initial Equity Award shall vest on each of the first three anniversaries of the CFO Effective Date.
If the Company terminates Mr. Johnston’s employment during the term without cause or if Mr. Johnston terminates his employment during the term with good reason (both terms as defined in the Employment Agreement), Mr. Johnston will be entitled to receive his base salary for an 18-month period, any earned but unpaid bonus and a pro-rated portion of the actual bonus earned for the year of termination. Furthermore, if Mr. Johnston’s employment is terminated within 12 months of a change of control of the Company, either by the Company other than for cause or by Mr. Johnston for good reason, Mr. Johnston shall be entitled to his annual base salary for a period of 2 years, any earned but unpaid bonus and a payment equal to two times the pro-rated bonus for the year of termination. Mr. Johnston would also be entitled to continued payments of the employer portion of COBRA premiums for the applicable severance period. The severance payments and benefits are subject to the execution and non-revocation of a waiver and release of claims by Mr. Johnston and his compliance with restrictive covenants of confidentiality, non-disparagement, non-competition and non-solicitation.
The summary of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOHEALTH, INC.

Date:	December 10, 2021	By:	/s/ Clinton P. Jones
Clinton P. Jones Chief Executive Officer